EXHIBIT 4.1

          DESIGNATION, PREFERENCES AND RIGHTS OF CLASS B
          CONVERTIBLE PREFERRED STOCK

                    1.   DESIGNATION AND NUMBER OF SHARES.  The
          designation of such series shall be 9.00% Class B Convertible Preferred Stock (the "Convertible Preferred Stock"), and the number of shares constituting such series initially shall be 1,000,000.

                    2. PAR VALUE; PREEMPTIVE RIGHTS. As provided in Article Fourth of the Corporation's Restated Certificate of Incorporation, the Convertible Preferred Stock shall have a par value of $.01 per share. Holders of Convertible Preferred Stock shall not be entitled to any preemptive rights to acquire shares of any class or series of capital stock of the Corporation.

                    3.   RANK.  The Convertible Preferred Stock
          shall rank, with respect to rights to receive dividends and rights to receive distributions upon the liquidation, winding up or dissolution of the Corporation (whether voluntary or involuntary): (a) senior to the Corporation's Common Stock, par value $.01 per share (the "Common Stock"), and senior to any class or series of capital stock, including any preferred stock, issued by the Corporation, other than the Class A Preferred Stock (the "Junior Stock"), and (b) on a parity with the Class A Preferred Stock (the "Parity Stock").

                    4.   DIVIDENDS AND DISTRIBUTIONS; METHOD OF
          PAYMENT. (a) The holders of shares of Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for such purpose, dividends at the rate per annum of 9.00% of the Liquidation Preference (as defined in Section 8 hereof) of such shares. Such dividends shall be fully cumulative, shall accumulate from the date of original issuance of the Convertible Preferred Stock, and shall be payable quarterly in arrears in cash on each September 30, December 31, March 31 and June 30, commencing September 30, 1996 (provided, that if any such date is not a Business Day, then such dividend shall be payable without interest on the next succeeding Business Day), to holders of record as they appear on the stock books of the Corporation on such record dates as shall be fixed by the Board of Directors. Such record dates shall be not more than 60 nor less than 10 days preceding the respective dividend payment dates. The amount of dividends payable per share of Convertible Preferred Stock for each full quarterly dividend period shall be computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial dividend period and for any other period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.

                    Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record of Convertible Preferred Stock on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed in advance by the Board of Directors.

                    Dividends shall not be paid or declared and set apart for payment on any Parity Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Convertible Preferred Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. Dividends shall not be paid or declared and set apart for payment on the Convertible Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on any Parity Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full upon the Convertible Preferred Stock and any Parity Stock, the Corporation may make dividend payments on account of arrears on the Convertible Preferred Stock or any such Parity Stock, provided that the Corporation shall make such payments ratably upon all outstanding shares of Convertible Preferred Stock and such Parity Stock in proportion to the respective amounts of dividends in arrears upon all such outstanding shares of Convertible Preferred Stock and Parity Stock to the date of such dividend payment.

                    So long as any Convertible Preferred Stock shall be outstanding, the Corporation shall not declare or pay any dividends on the Common Stock or any other Junior Stock, or make any payment on account of, or set apart money for, a sinking fund or other similar fund or agreement for the purchase, redemption or other retirement of any shares of Junior Stock, or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Corporation, other than (A) the Rights (as defined in Section 13 hereof) and (B) a distribution consisting solely of Junior Stock (such dividends, payments, setting apart and distributions being herein called "Junior Stock Payments"), unless the following conditions shall be satisfied at the date of such declaration in the case of any such dividend, or the date of such setting apart in the case of any such fund, or the date of such payment or distribution in the case of any other Junior Stock
          Payment:

               (i) full cumulative dividends shall have been paid or declared and set apart for payment on all outstanding shares of Convertible Preferred Stock through the last quarterly dividend payment date established pursuant to this Section 4(a) that immediately precedes such dividend, setting apart, payment or distribution; and

               (ii) the Corporation shall not be in default or in arrears with respect to any redemption
               (whether optional or mandatory) of any shares of Convertible Preferred Stock.

                    Holders of shares of Convertible Preferred
          Stock shall not be entitled to any dividend in excess of full cumulative dividends on such shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment that is in arrears.

               (a) The Corporation may pay dividends pursuant to this Section 4 and any redemption payments pursuant to Sections 5 and 6 hereof to holders of record of Convertible Preferred Stock by checks payable to such holders in money of the United States.

                    5.  REDEMPTION AT OPTION OF THE CORPORATION.
          Whenever the Current Market Price (as defined in Section
          13) exceeds $3.75 (the "Triggering Price"), as such price may be adjusted pursuant to Section 9(e) hereof, prior to the date of any notice of redemption, the Corporation may, at its option, redeem all or a portion of the shares of Convertible Preferred Stock, at any time or from time to time, at a price per share equal to the Liquidation Preference. The Corporation's right to redeem pursuant to this provision is subject to the payment of all accrued and accumulated but unpaid dividends, whether or not declared, without interest, to the Redemption Date (as defined below) on the shares to be redeemed; and dividends on the shares to be redeemed will cease to accrue on the Redemption Date.

                    Notice of any redemption pursuant to this
          Section 5 shall be given by the Corporation by first class mail, postage prepaid, not more than 30 days after the end of the period during which the applicable Current Market Price is determined and not less than 30 or more than 90 days prior to the date fixed for redemption (the "Redemption Date"), to each holder of record of the shares to be redeemed, at such holder's address as shown on the stock register of the Corporation. Each such notice shall state: (a) the Redemption Date; (b) the number of shares of Convertible Preferred Stock to be redeemed and, if less than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (c) the Redemption Price;
          (d) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; (e) the then effective Conversion Price (as defined in Section 9(a) hereof); (f) that the right of holders of Convertible Preferred Stock called for redemption to exercise their conversion rights pursuant to Section 9 hereof shall cease and terminate as to such shares at the close of business on the Redemption Date (provided that there is no default in payment of the Redemption Price); (g) that payment of the Redemption Price will be made upon presentation and surrender of certificates representing the shares of Convertible Preferred Stock called for redemption; (h) that, in accordance with the second sentence of the first paragraph of this Section 5, accumulated but unpaid dividends to the Redemption Date on the shares to be redeemed will be paid on the Redemption Date; and (i) that dividends on the shares to be redeemed will cease to accrue on the Redemption Date. If a notice is mailed to a holder in the manner provided above within the time prescribed, it is duly given with respect to such holder. Notice having been mailed as aforesaid, from and after the Redemption Date (unless default shall be made by the Corporation in providing money for the payment of the Redemption Price) dividends on the shares of Convertible Preferred Stock so called for redemption shall cease to accrue, and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as shareholders of the Corporation by virtue of the ownership of such shares (except the right to receive from the Corporation the Redemption Price without interest) shall cease. Upon surrender in accordance with such notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), the Corporation shall redeem such shares at the Redemption Price.

                    If less than all the then outstanding shares of Convertible Preferred Stock are to be redeemed, the Corporation shall effect such redemption pro rata (as nearly as practicable) among all holders of Convertible Preferred Stock. If fewer than all the shares represented by a surrendered certificate or certificates are redeemed, the Corporation shall issue a new certificate representing the unredeemed shares. Notwithstanding the foregoing, the Corporation shall not redeem less than all the outstanding shares of Convertible Preferred Stock pursuant to this Section 5, or purchase or acquire any shares of Convertible Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Convertible Preferred Stock, unless full cumulative dividends shall have been paid upon all outstanding shares of Convertible Preferred Stock for all past dividend periods.

                    6. MANDATORY REDEMPTION. On June 1, 2006 (the "Mandatory Redemption Date"), the Corporation shall redeem all of the Convertible Preferred Stock then outstanding at the Liquidation Preference. Accrued and accumulated but unpaid dividends, whether or not declared, without interest, to the Mandatory Redemption Date will be paid on the Mandatory Redemption Date and on and after the Mandatory Redemption Date, dividends will cease to accumulate on the Convertible Preferred Stock.

                    Notice of such redemption shall be given by the Corporation by first class mail, postage prepaid, not less than 30 or more than 90 days prior to the Mandatory Redemption Date, to each holder of record of the shares to be redeemed, at such holder's address as shown on the stock register of the Corporation. Each such notice shall state: (a) the Mandatory Redemption Date; (b) the Redemption Price; (c) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; (d) the then effective Conversion Price; (e) that the right of holders of Convertible Preferred Stock to exercise their conversion rights pursuant to Section 9 hereof shall cease and terminate at the close of business on the Mandatory Redemption Date (provided that there is no default in payment of the Redemption Price); (f) that payment of the Redemption Price will be made upon presentation and surrender of certificates representing the shares of Convertible Preferred Stock; (g) that, in accordance with the second sentence of the first paragraph of this
          Section 6, accumulated but unpaid dividends to the Mandatory Redemption Date will be paid on the Mandatory Redemption Date; and (h) that on and after the Mandatory Redemption Date, dividends will cease to accumulate on the Convertible Preferred Stock. If a notice is mailed to a holder in the manner provided above within the time prescribed, it is duly given with respect to such holder.

                    On or after the Mandatory Redemption Date, each holder of the shares of outstanding Convertible Preferred Stock (other than shares which have been duly surrendered for conversion at or before the close of business on the Mandatory Redemption Date) shall surrender the certificate or certificates evidencing such shares to the Corporation at the place designated in the redemption notice and shall thereupon be entitled to receive payment of the Redemption Price. If, on the Mandatory Redemption Date, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside, then, notwithstanding that the certificates evidencing any shares to be redeemed shall not have been surrendered, the dividends with respect to such shares shall cease to accumulate on and after the Mandatory Redemption Date, such shares shall no longer be deemed to be outstanding, the holders thereof shall cease to be shareholders of the Corporation by virtue of the ownership of such shares, and all rights whatsoever with respect to such shares (except the right of the holders thereof to receive the Redemption Price without interest upon surrender of their certificates) shall terminate.

                    7.   VOTING.

                    (a)  No General Voting Rights.  Except as
          otherwise provided from time to time by the laws of Delaware or this Corporation's Restated Certificate of Incorporation, the entire voting power for the election of directors of the Corporation and for all other purposes shall be vested in the holders of Common Stock which shall vote as a single class, with the holder of each share of Common Stock being entitled to one vote in respect of such shares.

                    (b) Other Voting Rights. Without the consent or affirmative vote of the holders of a majority of the outstanding shares of Convertible Preferred Stock, voting separately as a class to the exclusion of holders of any other shares of capital stock of the Corporation (either in writing without a meeting, if permitted by the Certificate of Incorporation and applicable law, or by vote at any meeting called for that purpose), the Corporation may not amend, alter or repeal (by any means whatsoever, including, without limitation, by merger or consolidation any provision of the Certificate of Incorporation, any amendment or supplement thereto or this Certificate of Designations (or any similar document relating to any series or class of preferred stock of the Corporation), if such action would (a) increase or decrease the aggregate number of authorized shares of Convertible Preferred Stock, (b) increase or decrease the par value of such shares or (c) amend, alter, repeal or change the powers, rights, privileges or preferences of the holders of shares of Convertible Preferred Stock so as to affect them adversely, provided, however, that the creation, issuance or increase in the amount of authorized shares of any series of Junior Stock will not be deemed to adversely affect such powers, rights, privileges or preferences of the Convertible Preferred Stock.

                    For purposes of the foregoing provisions of this Section 7, each share of Convertible Preferred Stock shall have one vote per share. The foregoing provisions of this Section 7 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Convertible Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been irrevocably deposited in trust to effect such redemption and all other steps necessary or desirable to effect such redemption shall have been taken.

                    8. LIQUIDATION PREFERENCE. (i) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution of assets shall be made to the holders of the Common Stock or of any other shares of Junior Stock, a liquidating distribution in the total amount of $8,200,000 (the "Total Liquidation Preference") or an amount equal to $8.20 per share (the "Liquidation Preference") plus an amount equal to any accrued and accumulated but unpaid dividends thereon to the date of final distribution to such holders, whether or not declared, without interest; provided, however, if in accordance with the provisions of the Purchase and Sale Agreement, dated as of March 26, 1996, as amended and restated on May 23, 1996, between the Corporation and Harris Computer Systems Corporation (the "Purchase and Sale Agreement") the amount of the net current assets (the "Net Assets")shown on the Final Net Current Asset Reconciliation (as defined in the Purchase and Sale Agreement)(such amount shown, the "Actual Net Asset Amount") is less than $12,600,000 (such lesser amount, the "Applicable Amount"), then the Total Liquidation Preference shall be adjusted by reducing it, dollar for dollar, to the extent of the difference (the "Difference") between the Actual Net Asset Amount and the Applicable Amount. The Liquidation Preference shall then be reduced by the amount (rounded to the nearest $0.01) determined by dividing the Difference by the number of issued and outstanding shares of Convertible Preferred Stock as of the date of the Final Net Current Asset Reconciliation or, if later, the date any Reconciliation Disagreement (as defined in the Purchase and Sale Agreement) is resolved. Alternatively, if the amount of the Net Assets shown on the Final Net Current Asset Reconciliation after resolution of all reconciliation Disagreements (as defined in the Purchase and Sale Agreement) is in excess of the Net Assets shown on the Projected Net Current Asset Reconciliation (as defined in the Purchase and Sale Agreement), then the Total Liquidation Preference shall be increased, dollar for dollar, to the extent of such excess up to $10,000,000 (such excess up to $10,000,000, the "Excess"). The Liquidation Preference shall then be increased by the amount (rounded to the nearest $0.01) determined by dividing the Excess by the number of issued and outstanding shares of Convertible Preferred Stock as of the date of the Final Net Current Asset Reconciliation or, if later, the date any Reconciliation Disagreement is resolved.

                         (ii)  The Total Liquidation Preference
          shall also be further reduced to the extent that the parties to the Purchase and Sale Agreement or a court of competent jurisdiction determines (which determination by such court shall be final and nonappealable) that any Asset (as defined in the Purchase and Sale Agreement) required to be transferred by the Purchase and Sale Agreement was not in fact transferred, such reduction (the "Net Asset Reduction") to be equal to the book value of such Asset on the Final Net Current Asset Reconciliation or with respect to non-current assets the Audited Balance Sheet (as defined in the Purchase and Sale Agreement) less any cash paid to the Corporation in respect thereof. The Liquidation Preference shall then be reduced by the amount (rounded to the $0.01) determined by dividing the Net Asset Reduction by the number of issued and outstanding shares of Convertible Preferred Stock as of the date the amount of the Net Asset Reduction is determined. In addition, in accordance with the terms of the Purchase and Sale Agreement, the Total Liquidation Preference shall be further reduced by the amount of any Damages (as defined in the Purchase and Sale Agreement), less any cash paid to the Corporation in respect thereof (the "Net Damages"), incurred by the Corporation and its Representatives (as defined in the Purchase and Sale Agreement) as a result of a wilful breach by Harris of a representation or warranty contained in the Purchase and Sale Agreement. The Liquidation Preference shall then be reduced by the amount (rounded to the nearest dollar) determined by dividing the Net Damages by the number of issued and outstanding shares of Convertible Preferred Stock as of the date the total amount of the Net Damages is determined.

                    If, upon any voluntary or involuntary
          liquidation, dissolution or winding up of the Corporation, the assets available for distribution are insufficient to pay in full the amounts payable with respect to the Convertible Preferred Stock and any other outstanding shares of Parity Stock, the holders of the Convertible Preferred Stock and of such other Parity Stock shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled.

                    After payment to the holders of the Convertible Preferred Stock of the full preferential amounts provided for in this Section 8, the holders of the Convertible Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation.

                    For purposes of this Section 8, neither a consolidation or merger of the Corporation with or into another person nor a sale or transfer of all or substantially all of the assets of the Corporation will be deemed a liquidation, dissolution or winding up of the Corporation.

                    9.   CONVERSION AND EXCHANGE RIGHTS.

                    (a) General Rights to Convert. Each holder of a share of Convertible Preferred Stock shall have the right, at the option of such holder, at any time to convert, upon the terms and provisions of this Section 9, one or more shares of Convertible Preferred Stock into fully paid and nonassessable shares of Common Stock of the Corporation (and such other securities and property as such holder may be entitled to as hereinafter provided). Such conversion of shares of Convertible Preferred Stock to shares of Common Stock shall be made at a conversion rate of one share of Convertible Preferred Stock for a number of shares of Common Stock equal to (x) the Liquidation Preference divided by (y) the conversion price applicable per share of Common Stock at the time of conversion (the "Conversion Price"). The Conversion Price shall initially be $2.50. The Conversion Price shall be adjusted in certain instances as provided below.

                    An amount in cash equal to the full cumulative dividends accrued and accumulated but unpaid, whether or not declared and without interest, on such shares of Convertible Preferred Stock shall be paid on the effective date of the conversion through the last quarterly payment date that immediately precedes the effective date of the conversion.

                    (b)  Mechanics of Conversion.  In order to
          convert shares of Convertible Preferred Stock into Common Stock, the holder or holders thereof shall surrender the certificate or certificates evidencing such shares of Convertible Preferred Stock at the office of the transfer agent for the Convertible Preferred Stock (or if there is no such transfer agent, to the secretary of the Corporation), which certificate or certificates shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer, accompanied by (i) a written notice to the Corporation that the holder elects so to convert all or a specified number of such shares of Convertible Preferred Stock and specifying the name or names (with address or addresses) in which a certificate or certificates evidencing shares of Common Stock are to be issued and (ii) if required pursuant to Section 9(j) hereof, an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid). If more than one share of Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Convertible Preferred Stock so surrendered.

                    Shares of Convertible Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion in accordance with the foregoing provisions, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the surrender of a certificate or certificates for conversion and the receipt of the notice relating thereto (and in any event within five Business Days thereafter), the Corporation shall deliver or cause to be delivered to the person or persons entitled to receive the same: (i) a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion; (ii) any cash owed in lieu of any fraction of a share, determined in accordance with
          Section 9(i) hereof; (iii) if less than the full number of shares of Convertible Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted; and (iv) subject to the provisions of the second paragraph of Section 9(a), an amount in cash equal to the full cumulative dividends accrued but unpaid on such shares of Convertible Preferred Stock through the last quarterly dividend payment date established pursuant to Section 4 hereof that immediately precedes the effective date of conversion. If for any reason the Corporation is unable to pay any accrued dividends on the Convertible Preferred Stock being converted, the Corporation will pay such dividends to the converting holder as soon thereafter as funds of the Corporation are legally available for such payment and may be paid under applicable credit agreements with interest thereon, accruing at a rate of 9.00% per annum. At the request of any such converting holder, the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing the Corporation's obligation to such holder. A payment or adjustment shall not be made by the Corporation upon any conversion on account of any dividends on the Common Stock issued upon conversion.

                    (c) Rights to Exchange. (i) Corporation may, at its option, cause shares of Convertible Preferred Stock, as a whole or in part, at any time and from time to time, to be exchanged for debentures of the Corporation having the terms set forth in Exhibit B to the Purchase and Sale Agreement (the "Debentures"). Such exchange of shares of Convertible Preferred Stock for the Debentures pursuant to this Section 9(c)(i) shall be made at an exchange rate of Debentures in the principal amount equal to the Liquidation Preference.

                    On the effective date of the exchange pursuant to this Section 9(c)(i), the Corporation shall pay holders of Convertible Preferred Stock to be exchanged an amount in cash equal to the full cumulative dividends accrued and accumulated but unpaid, whether or not declared and without interest, on such shares of Convertible Preferred Stock through the last quarterly dividend payment date that immediately precedes the effective date of the exchange.

                         (ii)  Each holder of shares of Convertible
          Preferred Stock shall have the right at any time after September 1, 1998 upon the terms and conditions set forth in this Section 9(c)(ii), at the option of such holder, whenever dividends due for four quarterly periods have not been paid, to exchange such shares of Convertible Preferred Stock, as a whole or in part, for Debentures. Such exchange of shares of Convertible Stock for the Debentures shall be of an Exchange Rate of Debentures in the principal amount equal to the Liquidation Preference plus all dividends which are accrued and accumulated but unpaid, whether or not declared and without interest up to the calendar quarter immediately preceding the calendar quarter in which the date of conversion occurs.

                    (d) Mechanics of the Exchange. In connection with the exchange shares of Convertible Preferred Stock for the Debentures, the holder or holders thereof shall surrender the certificate or certificates evidencing such shares of Convertible Preferred Stock at the office of the transfer agent (or the secretary of the Corporation if there is no such transfer agent) for the Convertible Preferred Stock, which certificate or certificates shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer, accompanied by (i) a written notice to the Corporation that the holder shall thereby exchange all or the number specified by the Corporation and specifying the name or names (with address or addresses) in which a certificate or certificates evidencing the Debentures are to be issued and (ii) if required pursuant to Section 9(i) hereof, an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid). When more than one share of Convertible Preferred Stock is to be surrendered for exchange at one time by the same holder, the principal amount of the Debentures issuable upon exchange thereof shall be computed on the basis of the aggregate number of shares of Convertible Preferred Stock so surrendered.

                    Shares of Convertible Preferred Stock shall be deemed to have been exchanged immediately prior to the close of business on the day of the surrender of such shares for exchange in accordance with the foregoing provisions, and the person or persons entitled to receive the Debentures issuable upon such exchange shall be treated for all purposes as the record holder or holders of such Debentures at such time. As promptly as practicable on or after the surrender of a certificate or certificates for exchange and the receipt of the notice relating thereto (and in any event within five Business Days thereafter), the Corporation shall deliver or cause to be delivered to the person or persons entitled to receive the same: (i) a certificate or certificates for the principal amount of the Debentures issuable upon such conversion; (ii) any cash owed in lieu of any fraction of a Debenture in accordance with Section 9(j) hereof; (iii) if less than the full number of shares of Convertible Preferred Stock evidenced by the surrendered certificate or certificates is being exchanged, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being exchanged; and (iv) if exchanged pursuant to Section 9(c)(i), subject to the provisions of the second paragraph of Section 9(c)(i), an amount in cash equal to the full cumulative dividends accrued but unpaid on such shares of Convertible Preferred Stock through the last quarterly dividend payment date established pursuant to Section 4 hereof that immediately precedes the effective date of exchange. If for any reason the Corporation is unable to pay any accrued dividends on the Convertible Preferred Stock being exchanged pursuant to Section 9(c)(i), the Corporation will pay such dividends to the converting holder as soon thereafter as funds of the Corporation are legally available for such payment and may be paid under applicable credit agreements with interest thereon, accruing at a rate of 9.00% per annum. At the request of any such holder converting pursuant to Section 9(c)(i), the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing the Corporation's obligation to such holder.

                    (e)  Adjustments to Conversion Price and the
          Triggering Price.  The Conversion Price and Triggering
          Price shall be adjusted from time to time as follows:

                    (i)  In case the Corporation shall pay or
               make a dividend or other distribution on any class of capital stock of the Corporation in Common Stock, the Conversion Price and Triggering Price in effect at the close of business on the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be reduced to a price determined by multiplying such Conversion Price and Triggering Price each by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and of which the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective at the opening of business on the day following the date fixed for such determination. In the event that such dividend or distribution is not so paid or made, the Conversion Price and Triggering Price shall be readjusted to be the Conversion Price and Triggering Price which would then be in effect if such date fixed for the determination of shareholders entitled to receive such dividend or other distribution had not been fixed.

                    (ii)  In case the Corporation shall issue
               rights or warrants to all holders of its outstanding shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into (which for purposes of this paragraph (ii) shall also mean exchangeable for) Common Stock) at a price per share less than the Current Market Price (as defined in Section 13 hereof) of Common Stock on the date fixed for the determination of shareholders entitled to receive such rights or warrants, the Conversion Price and Triggering Price in effect at the close of business on the date fixed for such determination shall be reduced to a price determined by multiplying such Conversion Price and Triggering Price each by a fraction of which the numerator shall be the total number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase (or the aggregate conversion price of the convertible securities so offered) would purchase at such Current Market Price and of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the total number of additional shares of Common Stock so offered for subscription or purchase (or into which the convertible securities so offered are convertible), such reduction to become effective at the opening of business on the day following the date fixed for such determination. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Conversion Price and Triggering Price shall be readjusted to the Conversion Price and Triggering Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. In the event that such rights or warrants are not so issued, the Conversion Price and Triggering Price shall be readjusted to be the Conversion Price and Triggering Price which would then be in effect if the date fixed for the determination of shareholders entitled to receive such rights or warrants had not been fixed.

                    (iii)  In case outstanding shares of
               Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price and Triggering Price in effect at the close of business on the date upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price and Triggering Price in effect at the close of business on the date upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective at the opening of business on the day following the date upon which such subdivision or combination becomes effective.

                    (iv)  Notwithstanding any other provision
               of this Section 9, no adjustment in the
               Conversion Price or Triggering Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price or Triggering Price, as the case may be ; provided, however, that any adjustments which by reason of this paragraph
               (iv) are not required to be made shall be carried forward and taken into account in determining whether any subsequent adjustment shall be required. Once the cumulative effect of any such adjustments that are carried forward would result in an increase or decrease of at least 1% in the Conversion Price or Triggering Price, then the Conversion Price or Triggering Price shall be changed to reflect all adjustments called for by this Section 9 and not previously made.

                    (v)  Notwithstanding any other provision
               of this Section 9, no adjustment to the
               Conversion Price or Triggering Price shall reduce the Conversion Price or Triggering Price below the then par value per share of the Common Stock, and any such purported adjustment shall instead reduce the Conversion Price or Triggering Price to such par value.

                    (vi)  Whenever the Conversion Price or
               Triggering Price is adjusted as provided herein, the Corporation shall compute the adjusted Conversion Price or Triggering Price in accordance with this Section 9 and shall prepare a certificate signed by the Treasurer of the Corporation setting forth the adjusted Conversion Price or Triggering Price and showing in reasonable detail the facts upon which such adjustment is based, and the corporation shall mail a copy of such certificate as soon as practicable to the holders of record of the shares of Convertible Preferred Stock.

                    (vii)  In any case in which this Section 9
               shall require that an adjustment shall become effective on the day following a record date for an event, the Corporation may defer until the occurrence of such event (i) issuing to the holder of any share of Convertible Preferred Stock, if such share is converted after such record date and before the occurrence of such event, the additional Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above Common Stock issuable upon such conversion before giving effect to such adjustment and (ii) paying to such holders any amount in cash in lieu of a fractional share of Common Stock pursuant to paragraph (i) of this
               Section 9; provided, that, upon request of any such holder, the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional Common Stock and such cash, upon the occurrence of the event requiring such adjustment; and provided, further, that the failure of such event to occur shall relieve the Corporation of the obligation to make an additional distribution upon conversion by reason of the adjustment required by the occurrence of such event.

                    (viii)  The Corporation may make such
               reductions in the Conversion Price, in addition to those required by this Section 9, as the Board of Directors considers to be advisable in order that any event treated for Federal income tax purposes as a dividend or distribution of stock (or rights to acquire stock) shall not be taxable to the recipients. The Corporation at any time or from time to time, as permitted by applicable law and to the extent the Board of Directors determines that such reduction would be in the best interests of the Corporation, may reduce the Conversion Price by any amount for any period of time, if the period is at least twenty (20) days and if the reduction is irrevocable during the period.

                    (ix) Whenever the Conversion Price is reduced by the Corporation pursuant to paragraph (viii) of this Section 9(e), the Corporation shall mail to holders of the Convertible Preferred Stock a notice of the reduction. The Corporation shall mail such notice by first class mail, postage prepaid, at least fifteen (15) days before the date the reduced Conversion Price takes effect, to each holder of record of shares of Convertible Preferred Stock at such holder's address as shown on the stock register of the Corporation. The notice shall state the reduced Conversion Price and the period it will be in effect. If a notice is mailed to a holder in the manner provided above within the time prescribed, it is duly given with respect to such holder.

                    (f) Reclassification, Consolidation, Merger or Sale of Assets. In the event that the Corporation shall be a party to any transaction (including without limitation any (i) recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), (ii) any consolidation or merger of the Corporation with or into any other person or any merger of another person into the Corporation (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), (iii) any sale or transfer of all or substantially all of the assets of the Corporation, or (iv) any compulsory share exchange) pursuant to which the Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive other securities, cash or other property, then appropriate provision shall be made as part of the terms of such transaction whereby the holder of each share of Convertible Preferred Stock then outstanding shall thereafter have the right to convert such share only into the kind and amount of securities, cash and other property receivable upon such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock might have been converted immediately prior to such transaction. The Corporation or the person formed by such consolidation or resulting from such merger or which acquired such assets or which acquired the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 9. The above provisions shall similarly apply to successive transactions of the type described in this paragraph.

                    (g) Prior Notice of Certain Events. In case at any time:

                    (i)  the Corporation shall (1) declare any
               dividend or any other distribution on its Common Stock, other than (A) a dividend payable solely in shares of Common Stock or (B) the Rights or (2) declare or authorize a redemption or repurchase of any of the then outstanding shares of Common Stock or any other Junior Stock; or

                    (ii)  the Corporation shall authorize the
               granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants; or

                    (iii)  of any reclassification of Common
               Stock (other than a subdivision or combination of the outstanding Common Stock), or of any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

                    (iv)  of the voluntary or involuntary
               liquidation, dissolution or winding up of the Corporation;

          then, in any such case, the Corporation shall cause to be mailed to the holders of record of the Convertible Preferred Stock, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least twenty (20) days prior to the applicable record date or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, repurchase or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, liquidation, dissolution or winding up. No failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice.

                    (h)  Reservation of Shares, etc.  The
          Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of shares of Convertible Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Convertible Preferred Stock then outstanding. If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Convertible Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Convertible Preferred Stock on the new basis.

                    If any Debentures or shares of Common Stock required to be reserved for purposes of exchange or conversion of the Convertible Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such debentures or shares may be issued upon exchange or conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such debentures or shares to be duly registered or approved, as the case may be. The Corporation will, in good faith and as expeditiously as possible, endeavor, if permitted by the rules of the applicable exchange or quotation system, list and keep listed or quote and keep quoted on the principal exchange or quotation system of its Common Stock, as the case may be, upon official notice of issuance or quotation, all Debentures or shares of Common Stock issuable upon exchange or conversion of the Convertible Preferred Stock.

                    (i)  No Fractional Shares or Debentures.  No
          fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Convertible Preferred Stock. Instead of any fraction of a share which would otherwise be issuable upon conversion of any shares of Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Closing Price (as defined in Section 13 hereof) of a share of Common Stock (or, if there is no such Closing Price, the fair market value of a share of Common Stock, as determined in good faith by the Board of Directors or in any manner prescribed by the Board of Directors) at the close of business on the Trading Day immediately preceding the date of conversion.

                    The Debentures will be issued in denominations of $1,000 and integral multiples thereof. No fractional interests in the Debentures shall be issued upon exchange of conversion of Convertible Preferred Stock. Instead of any fraction of a Debenture which would otherwise be issuable upon exchange of any shares of Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Closing Price (as defined in Section 13 hereof) of a Debenture in the principal amount of $1,000 (or, if there is no such Closing Price, the fair market value of a Debenture in such principal amount, as determined in good faith by the Board of Directors or in any manner prescribed by the Board of Directors) at the close of business on the Trading Day immediately preceding the date of exchange.

                    (j) Transfer Taxes, etc. The Corporation will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock or Debentures on conversion or exchange of shares of Convertible Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or Debentures in a name other than that in which the shares of Convertible Preferred Stock so exchanged or converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

                    10.  EXCHANGES.  Certificates representing
          shares of Convertible Preferred Stock shall be exchangeable, at the option of the holder, for a new certificate or certificates of the same or different denominations representing in the aggregate the same number of shares of Convertible Preferred Stock.

                    11. OUTSTANDING SHARES. For purposes of this Certificate of Designations, all shares of Convertible Preferred Stock shall be deemed outstanding except for
          (a) shares of Convertible Preferred Stock held of record or beneficially by the Corporation or any subsidiary of the Corporation; (b) from the date of surrender of certificates representing Convertible Preferred Stock for conversion pursuant to Section 9 hereof, all shares of Convertible Preferred Stock which have been converted into Common Stock or other securities or property pursuant to Section 9 hereof; and (c) from the date fixed for redemption pursuant to Section 5 or 6 hereof, all shares of Convertible Preferred Stock which have been called for redemption, provided that funds necessary for such redemption are available therefor and have been irrevocably deposited or set aside for such purpose and all other steps necessary to effect such redemption shall have been taken.

                    12. STATUS OF CONVERTIBLE PREFERRED STOCK UPON RETIREMENT. Shares of Convertible Preferred Stock which are acquired or redeemed by the Corporation or converted pursuant to Section 9 shall return to the status of authorized and unissued shares of Preferred Stock of the Corporation, without designation as to series. Upon the acquisition or redemption by the Corporation or conversion pursuant to Section 9 of all outstanding shares of Convertible Preferred Stock, all provisions of this Certificate of Designations shall cease to be of further effect.

                    13.  DEFINITIONS.  For purposes of this
          Certificate of Designation, the following terms shall have the meanings indicated:

                    (a) "Board of Directors" shall mean the board of directors of the Corporation or any committee authorized by such board of directors to perform any of its responsibilities with respect to the Convertible
          Preferred Stock.

                    (b)  "Business Day" shall mean any day other
          than a Saturday, Sunday, or a day on which commercial banks in the State of New York are authorized or required by law or executive order to close or a day which is or is declared a national or New York state holiday;

                    (c)  "Closing Price" with respect to any
          securities on any day shall mean the closing sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in each case on the principal national securities exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or if not so available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Corporation for that purpose or a price determined in good faith by the Board.

                    (d)  "Current Market Price" shall mean the
          average of the daily Closing Prices per share of Common
          Stock for the thirty consecutive Trading Days immediately prior to the date in question.

                    (e) "fair market value" shall mean the amount which a willing buyer would pay a willing seller in an arm's length transaction.

                    (f)  "full cumulative dividends" shall mean,
          with respect to the Convertible Preferred Stock, or any other capital stock of the Corporation, as of any date the amount of accumulated, accrued and unpaid dividends payable on such shares of Convertible Preferred Stock, or other capital stock, as the case may be, whether or not earned or declared and whether or not there shall be funds legally available for the payment thereof.

                    (g) "record date" shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise), and with respect to any subdivision or combination of the Common Stock, the effective date of such subdivision or combination.

                    (h)  "Rights" shall mean the rights of the
          Corporation that are issuable under the Corporation's Rights Agreement, dated July 31, 1992 and as amended from time to time, or rights to purchase any capital stock of the Corporation under any successor stockholder rights plan or plans adopted in replacement of the Corporations Rights Agreement.

                    (i)  "Trading Day" shall mean (x) if the
          applicable security is quoted on the Nasdaq National Market of The Nasdaq Stock Market, a day on which trades may be made on such Nasdaq National Market or (y) if the applicable security is listed or admitted for trading on the New York Stock Exchange or another national securities exchange, a day on which the New York Stock Exchange or another national securities exchange is open for business or (z) if the applicable security is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.


               IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be duly executed in its corporate name this 27th day of June, 1996.

                                   CONCURRENT COMPUTER CORPORATION

                                   By: /s/ John T. Stihl
                                       _____________________________
                                   Name:  John T. Stihl
                                   Title: Chairman, President and
                                          Chief Executive Officer